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                              EX-10.15
                              Concession Contract


                                                                   Exhibit 10.15

                               CONCESSION CONTRACT
                                     BETWEEN





                  [LOGO] Maryland Department of Transportation

                        MARYLAND AVIATION ADMINISTRATION

                                       AND

                               SUPERSHUTTLE, INC.


                     FOR OPERATION OF A VAN AND/OR BUS-TYPE
                   SCHEDULED GROUND TRANSPORTATION SERVICE AT
                   BALTIMORE/WASHINGTON INTERNATIONAL AIRPORT


CONTRACT NO. MAA-LC-95-020


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                               TABLE OF CONTENTS

                               SPECIAL PROVISIONS

ARTICLE                                                                     PAGE
-------                                                                     ----

I.      INCORPORATION OF CONTRACTOR'S PROPOSAL .............................   2
II.     TERM ...............................................................   2
III.    CONTRACTOR'S OBLIGATIONS ...........................................   3
IV.     SECONDARY SERVICE ..................................................  20
V.      EQUIPMENT REQUIREMENTS .............................................  21
VI.     OPERATING PREMISES .................................................  24
VII.    COMPENSATION FOR CONCESSION RIGHTS .................................  27
VIII.   INSURANCE ..........................................................  29
IX.     OPERATING RIGHTS ...................................................  31
X.      VEHICLE MAINTENANCE ................................................  32
XI.     UTILITIES ..........................................................  32
XII.    CONTRACTS WITH GROUND TRANSPORTATION SUBCONTRACTORS ................  33
XIII.   DISADVANTAGED BUSINESS ENTERPRISE PARTICIPATION ....................  33
XIV.    FINES ..............................................................  35
XV.     FINANCIAL LIABILITY OF ADMINISTRATION AND CONTRACTOR ...............  35
XVI.    DEFAULT AND RIGHTS AND REMEDIES UPON DEFAULT .......................  35
XVII.   REMEDIES CUMULATIVE ................................................  41
XVIII.  CONDUCT OF BUSINESS ................................................  41
XIX.    PERFORMANCE GUARANTEE ..............................................  41
XX.     SURETY QUALIFICATIONS ..............................................  41
XXI.    SMOKING REGULATION .................................................  43
XXII.   AUTOMATED VEHICLE IDENTIFICATION SYSTEM ............................  44
XXIII.  DEFINITIONS ........................................................  44
XXIV.   GENERAL PROVISIONS .................................................  45
XXV.    CONTINGENT APPROVALS ...............................................  45


ATTACHMENTS

Exhibit "A" - Baltimore City door-to-door service area
Exhibit "B" - Annapolis and Anne Arundel County door-to-door service area Exhibit "C" - Baltimore County door-to-door service area
Exhibit "D" - Prince George's and Montgomery Counties Service Areas Exhibit "E" - Washington, D.C. door-to-door service area
Exhibit "F" - Office-Space
Exhibit "G" - Ground Transportation Desk
Exhibit "H" - Ground Transportation Activity Report
Contract Affidavit Forms


CONTRACT NO. MAA-LC-95-020


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                      MARYLAND DEPARTMENT OF TRANSPORTATION
                        MARYLAND AVIATION ADMINISTRATION

                               CONCESSION CONTRACT
                     FOR OPERATION OF A VAN AND/OR BUS-TYPE
                          GROUND TRANSPORTATION SERVICE
                  AT BALTIMORE/WASHINGTON INTERNATIONAL AIRPORT


     THIS CONTRACT (hereinafter referred to as "Contract") is made this 21st day of Dec., l995, by and between the Maryland Aviation Administration, Maryland Department of Transportation (hereinafter referred to as "Administration") and SuperShuttle, Inc., 2100 Huntingdon Avenue, Baltimore, Maryland 21211 (hereinafter referred to as "Contractor").

                                   WITNESSETH:

     WHEREAS, the State of Maryland owns and operates Baltimore/Washington International Airport (hereinafter referred to as "Airport"), located in Anne Arundel County, State of Maryland; and

     WHEREAS, Administration operates the Airport for the promotion, accommodation, and development of air commerce and air transportation between the Baltimore-Washington metropolitan area and other cities of the United States and cities of other nations of the world; and

     WHEREAS, the conduct of a scheduled van and/or bus-type ground transportation operation from, to, and on the Airport, servicing the following locations for passengers arriving at or departing from the Airport, is an essential service to such passengers in the promotion, accommodation, and development of air commence and air transportation:

  (1)     Baltimore City                  (3)    Baltimore County

  (2)     Anne Arundel County and         (4)    Downtown Washington D.C.
          Annapolis, Maryland                    and the Maryland/D.C. Suburbs


CONTRACT NO. MAA-LC-95-020


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     WHEREAS, it is the intent and desire of Administration that said passengers shall have available to them a high quality scheduled van and/or bus-type and shared-ride on-demand ground transportation service adequate to meet the requirements of said airline passengers and their accompanying baggage; and

     WHEREAS, Contractor has submitted a proposal dated November 7, 1994 in response to the Administration's Request for Proposals No. MAA-RFP-94-004 to provide such ground transportation service and Administration has accepted Contractor's proposal to do so; and

     WHEREAS, Contractor's parent corporation, Yellow Holding Company, Inc. has agreed to enter into a Guarantee of Performance Agreement with the Administration, and the Administration has accepted such Agreement as a condition of executing this Contract with Contractor;

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained and upon the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                     INCORPORATION OF CONTRACTOR'S PROPOSAL

     The Contractor's proposal dated November 7, 1994 is incorporated and made a part of this Contract by reference. The Contractor shall be obligated to meet all specifications described in its proposal and any written clarification thereto. Provided, however, that where an express provision of this Contract is in conflict with any provisions of the proposal, this Contract shall control, unless the Administration deems the provision in the proposal offers a higher level of service than indicated in the Contract provision.

                                   ARTICLE II

                                      TERM

     The term of this Contract shall be for an initial period of four (4) years and shall begin January 1, 1995.

     Contractor shall have the option of extending the Contract term for a second period of four (4) years, subject to the determination by Administration that Contractor's performance has been satisfactory for the initial term of this Contract. All terms and conditions of the


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Contract during the initial term, including the financial conditions, shall remain the same for the secondary term, in the event that the Contract term is extended. Contractor shall be required to provide Administration with written notice, at least two hundred forty (240) days prior to the expiration of the initial four (4) year term of the Contract, of its intent to so extend the Contract term. In the event Contractor provides notice of its intent to extend Contract term, the Administration shall provide the Contractor with written notice of its concurrence, or non-concurrence along with the reasons therefor, at least one hundred eighty (180) days prior to the expiration of the Contract's initial four (4) year term. The Contract extension shall be accomplished by the development and execution of a written supplemental Contract to this Contract.

                                   ARTICLE III

                            CONTRACTOR'S OBLIGATIONS

     The Contractor, at its sole cost and expense, shall be required to develop, market, and manage a high-quality, well-managed, and efficiently operated van and/or bus type ground transportation concession program, as described herein, to and from the Airport to accommodate the travelling public and other Airport users. At a minimum, the Contractor must, at no cost to the Administration, either provide all or part of the following required ground transportation services itself and/or negotiate and enter into subcontracts with third party ground transportation providers to provide the following required services. Contractor's scheduled route service will provide daily transportation between the Airport and Baltimore City, Annapolis, Northern and Northwestern Baltimore County and Washington, DC seven days a week (excluding holidays), between the hours of 6:00 AM to 11:00 PM, according to the following parameters:

     * Baltimore at least every thirty minutes, per a customer demand for service;

     * Washington, DC at least every sixty minutes, per a customer demand for service;

     * Annapolis, Hunt Valley, Towson, and Pikesville at least every two hours, per a customer demand for service.


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     For example, a Baltimore City shuttle van passenger will be required to wait no longer than thirty minutes from the time of ticket purchase to the time of departure from the Airport. All inbound requests for transportation will be taken in advance.

     With the exceptions of travel emergencies, express area stops and certain holiday restrictions, Contractor guarantees door-to-door passengers a policy of "NEVER MORE THAN THREE STOPS OR EVERYONE RIDES FREE." Contractor is required to adhere to this policy, and shall promote this policy to the public.

     A.   Baltimore City Scheduled Service and Door-to-Door Service

          1. At a minimum, Contractor shall provide shared-ride scheduled ground transportation service between the Airport and the following specific locations in Baltimore, Maryland:


               Hyatt Regency Hotel               Days Inn Baltimore-Inner Harbor
               300 Light Street                  100 Hopkins Place

               Harbor Court Hotel                Holiday Inn
               550 Light Street                  301 West Lombard Street

               Sheraton Inner Harbor Hotel       Baltimore Marriott Inner Harbor
               300 South Charles Street          Pratt and Eutaw Streets

               Omni International Hotel          Tremont Plaza Hotel
               101 West Fayette Street           222 St. Paul Place

               Brookshire                        Ramada Inn
               120 E. Lombard Street             8 North Howard Street

               Mt. Vernon Inn                    Stouffer Harbour Place Hotel
               24 West Franklin Street           Pratt and Calvert Streets

               Radisson                          Latham Hotel
               Baltimore and Hanover Streets     612 Cathedral Street

               Harrison's Pier 5 Clarion
               711 Eastern Avenue

               This service shall be operated in a manner that will provide for the ground transportation needs of airline passengers and others using the


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               Airport. The Administration shall reserve the right to require
               Contractor to serve other existing hotels and newly developed hotels in the Baltimore City area. Subject to the approval of the Administration, other specific locations in Baltimore, Maryland may be served by Contractor on an scheduled basis.

          2. Contractor shall be required to provide the following frequency of service to and from the Airport:

               a. A minimum of one departure from the Airport every 30-minute period, from 6:00 a.m. to 11:00 p.m. local time, initiated by a customer demand for service to the locations set forth in A. 1. of this Article, in Baltimore City. Departure time requirements are a minimum of every one and one-half (1 1/2) hours from 7:00 a.m. to 8:30 p.m. on Administration designated holidays.

               b. Contractor shall accept reservations from patrons for pickup at the hotels as set forth in A. 1. of this Article for trips to the Airport, subject to reasonable advance notification requirements as approved by the Administration.

               c. Contractor is not required to stop at a location, set forth in A. 1 of this Article, if there are no patrons for pick-up or delivery at that location on a scheduled trip. If there are no patrons to pick up or deliver to any location, Contractor is not required to conduct the trip.

               d. Contractor shall conduct shared-ride door-to-door service to the Baltimore City service area as shown on Exhibit "A", attached hereto and made a part hereof. The door-to-door service shall require reasonable prior reservation notice time, as approved by the Administration. Door-to-door service to the depicted area shall begin not later than twenty-four (24) months from Contract commencement. Contractor shall make its best efforts to


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                    promote, market, develop, and conduct the door-to- door
                    service over a period of time deemed reasonable by the Administration. In the event Contractor demonstrates to the satisfaction of the Administration such service is uneconomical, then the Administration shall release Contractor of its obligations to provide such service.

     B.   Annapolis and Anne Arundel County Area Service and Door-to-Door
          Service

          1. Contractor shall provide for shared-ride ground transportation service from BWI on a two (2) hour, or less, scheduled basis from 6:00 a.m. to 11:00 p.m. local time initiated by a customer demand for service. Service on Administration designated holidays may be operated on a diminished schedule with the Administration's approval. At a minimum, Contractor shall provide for shared-ride ground transportation service to BWI on an on-call (on-demand) basis. The on-demand service shall require reasonable prior reservation notice time, as approved by the Administration. At a minimum, the following locations in the Annapolis area of Anne Arundel County shall be served:


               Ramada Inn                      Marriott Waterfront
               173 Jennifer Road               80 Compromise Street
               Annapolis, MD                   Annapolis, MD

               Annapolis Holiday Inn           Maryland Inn
               210 Holiday Circle              16 Church Circle
               Annapolis, MD                   Annapolis, MD

               Marriott Courtyard              Governor Calvert House
               2559 Riva Road                  58 State Circle
               Annapolis, MD                   Annapolis, MD

               Econo Lodge                     Loews Hotel
               591 Revell                      Highway 126 West Street
               Annapolis, MD                   Annapolis, MD


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          2.   In addition, Contractor shall provide for shared-ride ground transportation service on a scheduled or on call (on demand) basis to and from the Airport and the United States Naval Academy. Service personnel with a valid ID may be given a discount fare, the amount of which shall be subject to advance written approval of the Administration.


          3. Contractor is not required to stop at a location if there are no patrons for pickup or delivery to that location on a scheduled trip.

          4. If there are no patrons to pickup or deliver to any location, Contractor is not required to conduct the trip.

          5. Subject to the approval of the Administration, other specific locations in Annapolis, Maryland may be served by Contractor on a scheduled basis.

          6. Contractor shall conduct shared-ride door-to-door service to the Anne Anindel County service area as shown on Exhibit "B", attached hereto and made a part hereof. The door-to-door service shall require reasonable prior reservation notice time, as approved by the Administration. Door-to-door service to the depicted area shall begin not later than twenty-four (24) months from Contract commencement. Contractor shall make its best efforts to promote, market, develop, and conduct the door-to-door service over a period of time deemed reasonable by the Administration. In the event Contractor demonstrates to the satisfaction of the Administration such service is uneconomical, then the Administration shall release Contractor of its obligations to provide such service.

     C.   Baltimore County Service and Door-to-Door Service

          1. The Contractor shall provide for shared-ride scheduled ground transportation service from BWI on a two (2) hour, or less scheduled basis from 6:00 a.m. to 11:00 p.m. local time initiated by a customer demand for service. Service on Administration designated holidays may


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          be operated on a diminished schedule with the Administration's approval. At a minimum, Contractor shall provide for shared-ride ground transportation service to BWI on an on-call (on-demand) basis. The on-demand service shall require reasonable prior reservation notice time, as approved by the Administration. At a minimum, the following locations in Northern and Northwestern Baltimore County, Maryland shall be served:

               Baltimore Marriott-Hunt Valley  Towson Days Inn
               I-83 and Shawan Road            1015 York Road

               Embassy Suites Hotel            Holiday Inn-Timonium
               213 International Circle        2004 Green Spring Drive
               at Shawan Court

               Sheraton Towson Hotel           Baltimore Hilton Inn-
               901 Dulaney Valley Road         Pikesville, Beltway Exit 20
                                               & Reisterstown Road

               Days Inn - Timonium             Holiday Inn
               9615 Deereco Road               Cromwell Bridge

               Holiday Inn - Pikesville
               1726 Reisterstown Road

          2. Contractor is not required to stop at a location if there are no patrons for pickup or delivery to that location on a scheduled trip.

          3. If there are no patrons to pickup or deliver to any location, the Contractor is not required to conduct the trip.

          4. Subject to the approval of the Administration, other specific locations in Northern and Northwestern Baltimore County may be served by Contractor on a scheduled basis.

          5. Contractor shall conduct shared-ride door-to-door service to the Baltimore County service area as shown on Exhibit "C", attached hereto and made a part hereof. The door-to-door service shall require reasonable prior reservation notice time, as approved by the


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               Administration. Door-to-door service to the depicted area shall begin not later than twenty-four (24) months from Contract commencement. Contractor shall make its best efforts to promote, market, develop, and conduct the door-to-door service over a period of time deemed reasonable by the Administration. In the event Contractor demonstrates to the satisfaction of the Administration such service is uneconomical, then the Administration shall release Contractor of its obligations to provide such service.

     D. Downtown Washington. D.C. Scheduled Service and D.C./Marvland Suburbs Door-to-Door Service

          1. Contractor shall provide for primary shared-ride ground transportation service between the Airport and the following specific locations:

               a.   1517 "K" Street, NW, Washington, D.C.

                    In the event the agreement the Administration has with the lessor for use of the passenger waiting room at 1517 "K" Street is terminated, the Administration will use its best efforts to locate similar facilities within Washington, D.C.

               b. Portions of Prince Georges and Montgomery Counties as shown on Exhibit "D" hereto, to provide shared-ride pick-up and delivery service (door-to-door service) to or from an individual's home or other designated point and BWI Airport. Contractor shall have the option to use the Greenbelt Terminal, located at the Greenbelt, Maryland Armory, to accommodate passengers; however, Contractor must advise the Administration of its intent to use the terminal facility by no later than December 31, 1995 or the Administration may withdraw its offer to Contractor to use the Greenbelt Terminal. All other uses would be subject to the prior written approval of the Administration. The Greenbelt Terminal shall be provided at no additional cost to Contractor,


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                    who shall be responsible for all routine upkeep and
                    maintenance, including cleaning, stocking, trash removal, grass cutting and snow removal if it opts the use of the facility.

          2. The ground transportation service shall consist of two (2) modes of service. They are: (1) the "Downtown Service" which shall be the shared-ride ground transportation activity operating between the Airport and the Washington Investment Building at 1517 "K" Street, NW, Washington, D.C. (with one interim stop permissible, e.g. Greenbelt) or such other centrally located Washington, D.C. location(s) as may be approved by the Administration, and (2) the "Door-to-Door Service" which shall be the shared-ride personalized pick-up and delivery service between an individual's home, office or hotel and at Contractor's option, either the Greenbelt Terminal or other location(s) acceptable to the Administration (for connection with the Downtown Service), or the BWI terminal building. The door-to-door service outbound from the Airport shall be on an on-demand, shared-ride basis. The door-to-door service must encompass those portions of Montgomery County and Prince George's County, Maryland as shown on Exhibit "D" hereto.

          3. Contractor shall be required to provide for a minimum frequency of service to and from the Airport as follows:

               a. Downtown Service - Contractor shall be required, at a minimum, to provide scheduled shared-ride ground transportation from BWI to 1517 "K" Street N.W., Washington, D.C. or such other centrally located Washington, D.C. location(s) as may be approved by the Administration, outbound from the Airport on a one (1) hour scheduled basis from 6:00 a.m. to 11:00 p.m. local time, initiated by a customer demand for service, and inbound to the Airport on a one (1) hour on-demand basis from 7:00 a.m. to 8:00 p.m. local time, Sunday through Friday. The on-demand


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                    service shall require reasonable prior reservation notice
                    time as approved by the Administration. If there are no patrons to pickup or deliver to any location the Contractor is not required to conduct the trip. Saturday, and Administration-designated holiday; service may operate on a diminished schedule of no less than one and one-half (1 1/2) hours from the Airport beginning 7:00 a.m. to 7:00 p.m. initiated by a customer demand for service.

               b. Door-to-Door shared-ride Service - Contractor shall require reasonable prior reservation notice time, as approved by the Administration, for transportation to the Airport, or a request at the BWI Ground Transportation Desk at the Airport for transportation to points in Prince George's or Montgomery Counties. Operating hours shall coincide with the operating hours for the Washington - area Downtown Service.

          4. Subject to the approval of the Administration, other specific locations in Washington, D.C. and the D.C./Maryland suburbs may be served by Contractor on a scheduled basis.

          5. Contractor shall conduct shared-ride door-to-door service to the Washington, D.C. service area as shown on Exhibit "E", attached hereto and made a part hereof. The door-to-door service shall require reasonable prior reservation notice time, as approved by the Administration. Door-to-door service to the depicted area shall begin not later than twenty-four (24) months from Contract commencement. Contractor shall make its best efforts to promote, market, develop, and conduct the door-to-door service over a period of time deemed reasonable by the Administration. In the event Contractor demonstrates to the satisfaction of the Administration such service is uneconomical,


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               then the Administration shall release Contractor of its
               obligations to provide such service.

     E.   Schedule Changes

          The Administration will consider changes to the minimum schedule requirements and locations if such changes are in the best interests of the Airport and its users. Holiday and weekend service may be changed subject to a request by the Contractor and approved by the Administration. Any addition or deletion to the service must be approved in writing by the Administration prior to submission to the PSC for approval.

          The Contractor may be required, on occasion, to staff the ground transportation desk and operate the ground transportation services, to downtown Baltimore and Washington D.C. only, beyond the normal scheduled hours set forth in this Article. Contractor shall be required to provide these services only in the event of late night flight diversions or delays due to weather conditions, emergencies, etc.

     F. Minimum Requirements Applicable to all of the above Ground Transportation Services:

          In providing the aforementioned ground transportation services, at a minimum, Contractor and/or its subcontractors shall:

          1. Provide schedule and fare information at the BWI Ground Transportation Desk or another location designated by the Administration and at 1517 "K" Street, N.W., Washington, D.C. (or such other locations as may be approved by the Administration). Contractor shall be responsible to provide schedule/rate cards for Contractor's operations/service, at Contractor's expense, for distribution to the traveling public. Schedule/rate cards must conform as to the size requirements that the Administration shall specify.


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          2.   Contractor and/or its subcontractors shall be required to provide information to walk up patrons as to the name and counter location(s) of other ground transportation services that have contracts with the Administration when alternative choices for price, time restraints, service area, etc. are requested by patron (e.g., airport taxicab service, airport luxury limousine service). Patrons who phone into the counter or Contractor's reservation center and request service from BWI to a location not serviced by Contractor and/or its subcontractors, or who want alternative choices, as above, shall be given the company name and phone number of those ground transportation services that have contracts with the Administration. Contractor and/or its subcontractor shall not be required to sell tickets for other ground transportation operators.

          2. Provide for the sale of both one-way and round-trip tickets, and any special or discounted ground transportation tickets from BWI. All fares shall be subject to the advance written approval of the Administration. The ticket design shall be subject to the written approval of the Administration. Payments for tickets sold at the Ground Transportation Desk shall be accepted in cash (U.S. Currency), travellers check or major credit card. Contractor shall be responsible for arranging and providing for all equipment, forms, etc. necessary for the conduct of such credit card sales.

          3. At no additional cost to the passenger, provide for the loading and unloading of passenger baggage promptly, carefully and courteously, at the beginning of the trip and at all passenger pickup and drop off points. Nothing herein shall be construed as a prohibition of tips/gratuities voluntarily given by passengers to Contractor's personnel. However, Contractor's personnel are prohibited from soliciting tips in any manner, without the prior approval of the Administration, such approval not to be unreasonably withheld.


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          4.   Upon written request from the Administration, conduct periodic ground transportation passenger survey(s) to solicit passenger comments and suggestions concerning the subject ground transportation service at the Airport. Survey(s) shall not be required more than two (2) times during a contract year.

          5. Load and unload passengers only at those areas of the Airport designated by the Administration.

          6. Require that all drivers dress in uniforms, which shall be subject to the prior written approval of the Administration, and that all of Contractor's and its subcontractor(s)' management and office personnel, located at the Airport, dress in uniforms or acceptable business clothing approved by the Administration. In addition, provide each of its drivers, and others who are in contact with the public, with easily readable, large-size name tags with company name and driver's name which are acceptable to the Administration. Contractor shall assure that said name tags are worn on the outer uniform clothing at all times while drivers and other representatives of Contractor are on duty.

          7. Provide a monthly report to the Administration showing the exact number of inbound and outbound ground transportation trips, by destination, and the number of passengers by full fare and discounted fare arriving and departing from the Airport.

          8. Provide for a baggage storage area in all vehicles used in the service which is separated from the passengers. Also, baggage must be secured so that under normal operations and/or during emergency stops, passengers are protected from injury resulting from movement of baggage. Additionally, baggage shall not block any portion of the vehicles' windows when in service.

          9. Provide adequate seating and mandatory seat belts, if required by law, for all passengers. No passengers will be allowed on vans or other


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               ground transportation vehicles used in the service on a standing, rather than seated, basis. In addition, Contractor shall provide accessible service to persons with a disability.

          10. Obtain all required permits and licenses necessary to conduct said ground transportation services, prior to the start of operations and prior to the execution of this Contract.

          11. Be responsible for all matters of personnel administration necessary to conduct said ground transportation service in an efficient manner.

          12. Be required to make all operating records relating to its Airport ground transportation service available to the Administration for inspection.

          13. Not engage in any business at the Airport other than those specific rights outlined in this Contract without the written approval of the Administration.

          14. Be required to pay all fees, assessments, taxes, and other charges levied under federal, state and local statutes and ordinances as are applicable to the services to be conducted as outlined in this Contract.

          15. Provide for the transportation of on-Airport employees (i.e., Administration employees, airline employees except crew personnel not home-based in the area, employees of concessionaires and Airport service providers, etc.) between the Airport and the scheduled service areas at a discounted rate. Contractor is not required to offer discounts to employees utilizing door-to-door service. The procedure by which Airport employees are permitted to utilize Contractor's ground transportation service, and the proposed fees to be charged by Contractor, shall be subject to the advance written approval of the Administration. During the Contract term, Contractor shall be required to submit to the Administration for advance written approval, any proposed changes to the procedure for transporting Airport employees, or the fees proposed to be charged to Airport employees.


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          16.  Submit a written listing of its proposed fares (prices) to the
               Administration for the written approval of the Administration prior to the submission of such a listing to the Maryland Public Service Commission, the Washington Metropolitan Area Transit Commission (WMATC) and/or any applicable regulatory authority. All charges, fees, or prices established by Contractor for services provided hereunder shall be reasonable and shall be approved by the Administration. Reasonableness of charges, fees, or prices shall be determined by comparison with charges, fees, or prices currently charged for the same types of services provided at comparable airports, and by financial information provided by Contractor. During the term of this Contract, said charges, fees, or prices may not be increased without the prior written approval of Administration.

               Any proposed change to fares must be submitted to the Administration in writing at least 30 days prior to the effective date. All fare changes are subject to the Administration's prior approval.

          17. Design, print, and make available to Airport patrons, a U.S. Postal Service size post card for the recording of customer's comments or complaints relating to service provided. Cards shall be placed at conspicuous locations on all vehicles used in the service, at the Airport's Ground Transportation Desk, and at all waiting lounge locations served by Contractor, e.g. the Greenbelt Terminal, and the Washington Investment Building Passenger Waiting Lounge. Design and content of this card shall be subject to prior written approval of the Administration. Proposed card shall include a method for delivery of card to Contractor and Administration after card has been completed (filled-in) by customer.

          18. Authorize Contractor's manager for the Airport's ground transportation operations to respond, in writing, to customer complaints regarding ground transportation services provided. Contractor's operating procedures shall provide that the manager has primary responsibility for responding to customer complaints, and regardless of whether a complaint is subsequently forwarded to Contractor's headquarters, the manager shall reply promptly and courteously, in writing, to each customer complaint, as appropriate.

               In any event the manager shall, within five (5) calendar days of the date that the complaint is first received, make an appropriate response to the customer, which, if further action on the complaint is required, may consist of an acknowledgement of the complaint and a statement of further action to be taken by Contractor. Contractor shall forward to the Administration a copy of each complaint, a report prepared by Contractor, and the written response at the same time such response is mailed or delivered to the customer.

          19. Market and promote the service in accordance with Contractor's proposal dated November 7, 1994 unless otherwise approved or disapproved by the Administration. Contractor's plan shall be subject to the advance written approval of the Administration. During the term of this Contract, Contractor shall be required to submit semi-annual written reports as to those promotional efforts that have been undertaken, together with reports of expenses or costs incurred for those promotional efforts.

          20. Provide that a representative of Contractor shall be stationed at the Airport's Ground Transportation Desk, for the purpose of (1) providing dispatching services for Contractor's and/or its subcontractors' vehicles, (2) monitoring Contractor's and/or its subcontractor(s) activity at the Airport, (3) responding to unsolicited inquiries concerning Contractor's and/or its subcontractor(s) ground transportation service, and (4) selling one-way or round trip tickets. Said representative is specifically prohibited from soliciting business at this site. Soliciting for purposes of this Contract is defined as any action that is contrary to the prescribed method of conducting business as hereinabove described, and any action by Contractor's representative to market or sell Contractor's service at the Airport prior to initiation of a conversation by a prospective customer with Contractor's representative.

          21. Provide the personnel and expertise necessary to manage and oversee the overall specified ground transportation concessions program.

          22. Permit representatives of the Administration to conduct a complete inspection of the Contractor's and/or its subcontractor's operations, that is, premises and vehicles at any time with respect to cleanliness, state of repair, prices charged, hours of operation, and services performed, and such other items as the Administration may wish to review. All operations of the Contractor and its subcontractors must comply with all applicable federal, state, local and other governmental laws and regulations.

          23. Offer subcontracts to qualified ground transportation operators on a nondiscriminatory basis, and at reasonable terms.

          24. Agree that the Contractor and its subcontractors, and all principals, officers, directors, employees and agents thereof, act solely as an independent contractor in connection with the Contract and all activities conducted thereunder, and not as employees or agents of the Administration.

          25. Comply with all applicable laws, rules, regulations and directives promulgated by the Federal Government, the State of Maryland and the Administration for the care, operation, maintenance, and protection of the Airport.

          26.  Comply with the Administration's EWI Airport Security Plan.

          27. Ensure that its employees and/or subcontractors do not knowingly permit any person to use the assigned Premises for any illegal or immoral purposes.

          28. Ensure that its employees and/or subcontractors shall conduct their operations in a first-class, businesslike, efficient, courteous, and accommodating manner.

          29.  Give directions and assist the public generally.

          30. Maintain properly attired, well-trained customer service and/or sales personnel at the Ground Transportation Desk and use the utmost skill and diligence in the conduct of their business at the Ground Transportation Desk. Contractor and its subcontractors must have in place an active customer service training program, and all of Contractor's and its subcontractor's employees that have direct contact with the public shall have at least eight (8) hours of customer service training annually, as approved by the Administration. The Administration shall be given notice of such training at least two (2) weeks in advance of such training. The Administration reserves the right to send a representative(s) to observe or provide such training.

          31. Take all reasonable measures in every proper manner to maintain, develop, and increase the business conducted by its Contractor and subcontractors and not divert, or cause, or allow to be diverted, any business away from the Airport.

          32. Ensure that all van and/or bus drivers have at least eight (8) hours of driver's safety training annually. Administration shall be given notice of such training at least two (2) weeks in advance of such training. The Administration reserves the right to send a representative(s) to observe such training.

          33. At the time any van and/or bus driver is hired or selected, and on a continuing basis thereafter, ensure each such driver has a valid driver's license and any other permit required by law to operate a van and/or bus, as the case may be, at the Airport.

          34. Maintain a record of the training and driver's license review referenced above for each van and/or bus driver, which is subject to review and audit by the Administration.

          35. Have a substance abuse program in effect at all times. The proposed program shall be submitted to the Administration within 30 days of Contract commencement, and whenever any changes to the program are made.

                                   ARTICLE IV

                                SECONDARY SERVICE

     Contractor shall have the option to provide secondary ground transportation service, on a nonexclusive basis, to and from the Airport for airlines, airline passengers, and air carrier employees, or others desiring such service. All secondary ground transportation service shall be subject to the prior written approval of the Administration. For the right to perform any or all of the following secondary ground transportation services, Contractor shall pay the Administration a fixed fee of ten percent (10%) of gross receipts for such services originating at the Airport and entered into as a result of the Contract. Secondary services shall be limited to the following:

     a.   Transportation services for airline crew personnel.

     b. Transportation services for lost, misplaced, or unaccompanied baggage of airline passengers.

     c. Transportation services for airline passengers arriving at the Airport on aircraft which were diverted to the Airport from other locations, when such transportation is arranged on a charter basis by the airline company.

     d. Transportation services on a pre-arranged charter (single destination) basis for travel agencies, hotel associations, business organizations, etc.

                                    ARTICLE V

                             EQUIPMENT REQUIREMENTS

     A. As of the commencement date of the Contract, Contractor shall be required to provide for the amount of equipment and seating capacity of equipment necessary to provide the ground transportation service proposed in Contractor's proposal dated November 7, 1994 and for any secondary services to be operated by Contractor. Contractor shall be required to provide a written plan as to how it will comply with the equipment requirements set forth in items B. through F. of this Article, within 10 days of Contract commencement. The Administration reserves the right to require the Contractor to either increase the number of trip frequencies, or provide additional equipment if passenger demand exceeds the available seats on a consistent basis.

     B. The following are the specific requirements relating to the type and condition of vehicle requirements that Contractor must provide:

          1.   Vans - If Contractor elects to provide vans:

               a. Each vehicle shall be a "top-of-the-line" quality van-type vehicle providing not less than eight (8) passenger seats and separate luggage space such as:

                     -   Ford-XLT Club Wagon
                     -   Chevrolet-Beauville
                     -   Dodge-Royal Sportsman Maxivan
                     -   GMC-Rally Custom
                     -   Wayne-Transette
                     -   or equal as determined by the Administration.

               b. Suitably equipped vehicles shall be available to serve disabled passengers.

               c. Each vehicle shall have the manufacturer's standard integrated air-conditioning and heating system and be equipped with two-way radios or telephones.

               d. Compressed Natural Gas (CNG) vehicles are permitted, however, the Administration will not provide a fueling facility for such vehicles, or any other vehicles operated by Contractor in connection with this Contract.

          2.   and/or Buses If Contractor elects to provide buses:

               a. Each bus shall be a "top-of-the-line" quality vehicle such as the following:

                    -   Eldorado National
                    -   Bluebird Q Bus
                    -   Thomas Citybus
                    -   or equal, as determined by the Administration

                    "School bus" type vehicles shall not be permitted.

               b. Buses shall be equipped with a disabled access device and a luggage compartment.

               c. Each bus shall have the manufacturer's standard integrated air-conditioning and heating system, and be equipped with two-way radios or telephones. On-board restrooms shall not be required.

               d. Compressed Natural Gas (CNG) vehicles are permitted, however, the Administration will not provide a fueling facility for such vehicles, or any other vehicles operated by Contractor in connection with this Contract.

     C. The Administration shall require that Contractor clearly mark its vehicles used in providing service for the Airport with Administration-approved identification symbols and markings (lettering, etc.) to assure their easy identification by the traveling public; that is, ground transportation vehicles must bear signs indicating that the vehicles provide service to "Baltimore/Washington International Airport". Contractor's use of the Airport's identifying symbol (the "logo"), shall be in accordance with applicable Airport Tenant Directives. Vehicles shall be identically painted and marked, unless otherwise approved by the Administration.

     D. The Administration's prior written approval is required for all proposed vehicle exterior markings (painting, lettering, signing, etc.) prior to the commencement of the Contractor's operations and during the term of this Contract.

     E. All vehicles shall be maintained in a fully operational, safe, neat, clean, well polished and presentable condition at all times both externally and internally. Administration shall have the right to require Contractor to clean and repair any vehicle found less than acceptable to the Administration. Further, Administration shall require that any equipment that is not fully operational in accordance with all applicable state and local laws, or in safe operating condition, that is, where all mechanical or electrical systems are not working (i.e., the air-conditioning) or that has sustained exterior or interior damage which adversely affects safety, appearance, comfort, or performance, be removed from service immediately and repaired or replaced.

     F. Van-type vehicles shall be no more than two (2) model years old (1993 model year or later) and shall not have in excess of 50,000 actual odometer miles as of the commencement of the Contract Term. Contractor shall be required to replace any van-type vehicle which has a maximum of two (2) years and/or 200,000 miles of service, that is, 250,000 actual odometer miles, under this contract unless the Administration grants written approval to retain such van-type vehicle in service. Buses shall be no more than five (5) model years old (1990 model year or later) and shall not have in excess of 250,000 actual odometer miles as of commencement of the Contract Term. Contractor shall be required to replace any bus which has a maximum of four (4) years and/or 600,000 miles of service, that is, 850,000 actual odometer miles, under this Contract unless the Administration grants written approval to retain such bus in service. Contractor shall be required, during the Contract term, to maintain the minimum vehicle equipment complement specified herein, and (Contractor shall replace any equipment which becomes unserviceable (i.e., unsafe, poor performance or appearance) during the Contract Term and any extension thereto. Title to the said equipment shall vest in Contractor (unless leased) and there shall be no purchase or buy-back of the equipment from Contractor by Administration, or by a successor contractor at the end of the Contract term, or upon any earlier termination of this Contract.

                                   ARTICLE VI

                               OPERATING PREMISES

     Contractor shall be assigned the following areas and premises on the Airport for the conduct of the ground transportation services encompassed by this Contract. The location of assigned areas and premises on the Airport is subject to change, upon written notification from Administration.

     A.   Office Space

          Contractor shall be provided, at no cost, one (1) air-conditioned office of approximately 135 square feet in the Airport Terminal Building for conduct of Contractor's operations at the Airport. The site is depicted on Exhibit "F" hereto. Contractor may request additional office space, which if available, will be subject to standard Airport rental rates for such space.

     B.   Ground Transportation Desk.

          Contractor shall, at a minimum of at least two (2) persons, provide adequate staffing to provide schedule and fare information to the public at the Ground Transportation Desk (Exhibit "G"), at least sixteen (16) hours per day, between the hours of 6:00 a.m. and 11:00 p.m., seven (7) days a week, every day of the year unless otherwise approved by the Administration. In addition, Contractor shall sell both one-way and round trip tickets in accordance with the procedures identified in its November 7, 1994 proposal.

          The Administration reserves the right to relocate the Ground Transportation Desk to an alternate location within the Terminal Building. The Administration intends to have a second Ground Transportation Desk open in the Spring of 1997 in the New International Concourse at BWI, which will require Contractor operation based upon a staffing and availability plan approved by the Administration.

     C.   Departure Parking Positions.

          Contractor and its subcontractor(s) shall be assigned certain nonexciusive portions of the inner curb lane of the lower level roadway immediately adjacent to the exit/entrance doors of the Terminal Building and other areas, as appropriate, for the loading of its vehicles, all in a manner established by Administration. During construction of the new International Concourse, which is scheduled to occur during this Contract's term, approximately 250 to 300 feet of the inner roadway will not be available. However, the Administration assures inner roadway access will be maintained. Assigned space for taxis, luxury limousines/sedans and bus stops will be reduced for approximately one and one-half (1 1/2) years, beginning approximately in the Fall, 1995. Additional space will be made available after construction since the inner roadway will be extended.

     D.   Employee Parking.

          Employees of Contractor and its subcontractor(s) shall be permitted to park their personal vehicles in the Airport's employee parking areas, subject to the same terms and conditions of use as are applicable to employees of other tenants, air carriers, concessionaires, etc., using the employee parking lots of the Airport. The Airport employee parking lots shall not be used for the parking of Contractor's or its subcontractor(s)' commercial vehicles.

     E.   Vehicle Staring Area.

          Contractor and its subcontractor(s) will be allowed to have nonexclusive use of a vehicle staging area at the lower level inner roadway of the terminal at no additional cost to Contractor. The Administration will not provide an overnight storage area for vehicles, nor maintenance facility at the Airport. However, vehicles used in the service of this Contract may be stored at the Greenbelt Terminal, but only in the event that, and only so long as, Contractor makes use of the Greenbelt Terminal for direct passenger accommodation. Maintenance or exterior washing of vehicles and vehicle maintenance will not be permitted either at the said vehicle staging area at the Airport or at Greenbelt.

     F.   Washington. D.C. Passenger Waiting Lounge.

          Contractor shall have the use of the waiting lounge located in the Investment Building at 1517 "K" Street, Washington, D.C. for passengers traveling to and from the Airport. The waiting lounge will be made available only so long as the Metropolitan Washington Airport Authority (MWAA) continues its contractual relationship with the Administration. In the event that the current contract between the Administration and MWAA is terminated, the Administration will use its best efforts to locate a similar, centrally located facility in Washington, D.C. The waiting lounge is provided at no additional cost to Contractor, that is, Administration shall pay the required fees on this facility which provides for MWAA staff to conduct Contractor's distribution of schedules and dispatching services at this facility.

          Schedule and fare information is available at this location under an agreement with the MWAA. The Contractor may provide ticket sales subject to MWAA agreeing to provide ticket counter space.

     G.   Greenbelt Terminal.

          Contractor shall have the option to use the passenger waiting lounge located adjacent to the Greenbelt Armory in Greenbelt, Maryland for pickup and delivery of passengers making use of Contractor's service under this Contract; provided however, that Contractor must exercise its option to use the facility by notifying the Administration in writing by no later than December 31, 1995. Contractor shall have the use of this facility at no rental cost, but Contractor shall be responsible to pay all utility, janitorial, trash removal, grass cutting, and snow removal costs at this facility once it has exercised its option to commence using the facility. Also, in the event that the Adjutant General of the Maryland Department of the Military or his designee determines that

          Contractor's operations at Greenbelt Armory are interfering with emergency military affairs or responsibilities, Federal or State, and the Adjutant General provides notice to the Administration of same, then Administration shall advise Contractor to, at once, temporarily suspend operations at the Greenbelt Terminal. At any time that the Adjutant General, under other than emergency circumstances, determines that Contractor's operations at Greenbelt Terminal are detrimental to the missions and responsibilities of the Military Department, and the Adjutant General or his designee has provided the Administration written notice of same, the Administration shall give Contractor written notice to quit the premises. In the event that action by the Maryland Department of the Military forces Contractor to vacate the above cited premises at the Greenbelt Terminal, Administration will use its best efforts to locate, and make available to Contractor like facilities nearby, at no cost to Contractor except Contractor shall be required to provide and pay for the costs of staffing, utilities, janitorial costs, and routine maintenance, including trash removal, grass cutting and snow removal, as referenced herein.

     H.   Monitor Booth

          Contractor shall have the right to place a booth on the upper level, Pier A, adjacent to the interior doors. Contractor shall staff this booth at its discretion, for the purpose of monitoring passenger activity of vehicles used in the service (e.g., taking a "head count" of passengers). The appearance and exact location of the booth shall be subject to the Administration prior written approval.

                                   ARTICLE VII

                       COMPENSATION FOR CONCESSION RIGHTS

     A. Contractor shall pay to Administration during each year of the term of this Contract, fifteen percent (15 %) of the total gross revenues derived from Contractor's and its subcontractor(s)' primary ground transportation outbound operations from the Airport. Primary ground transportation operations shall be defined as those ground transportation services set forth in Article
          III. of this Contract.

     B. Within ten (10) days after the end of each calendar month, Contractor shall forward a monthly payment to Administration in the amount of fifteen percent (15 %) of the total gross revenues for all primary ground transportation operations originating at the Airport. Along with such payment, an itemized report in the format attached hereto as Exhibit "H", and showing the actual total gross revenues for primary ground transportation originating at the Airport for the previous month shall be forwarded to the Administration. Copies of Contractor's daily record of outbound trips shall be available for audit. The aforementioned monthly report shall include the passenger statistics required under Article III.F.7.

     C. In addition to the foregoing, Contractor shall pay monthly to the Administration, during the Contract Term, ten percent (10%) of the total gross revenues derived from its optional secondary service ground transportation activities originating at the Airport, as set forth in Article IV of this Contract. Within ten (10) days after the end of each calendar month, Contractor shall forward a monthly payment to the Administration at the rate of ten percent (10%) of the total gross revenues for all secondary ground transportation operations originating at the Airport. An itemized report showing the actual total gross revenues for secondary ground transportation operations originating at the Airport for the previous month shall be simultaneously forwarded to the Administration.

     D. "Gross revenues" for purposes of this Article shall consist of all revenue received or realized by or accruing to Contractor and its subcontractor(s) from all sales, for cash or credit, of all primary and secondary ground transportation services originating at the Airport and described in Articles III., and IV. of this Contract. All revenue shall be deemed to be received on the accrual basis in accordance with generally accepted accounting principals. No deductions from gross revenues shall be made for bad debts. However, there shall be excluded or deducted, as the case may be, from "gross revenues" the following:

          1. Federal, state, municipal, or other governmental excise taxes, use or privilege taxes now or hereafter imposed and required to be collected by the Contractor or its subcontractor(s) directly from patrons or customers or as part of the price of any ground transportation services and required to be paid in turn to any governmental agency.

          2. Receipts from the sale or trade-in value of any furniture, fixture or equipment used on the Assigned Premises.

          3. The amount of any gratuities paid or given by patrons or customers to Contractor's or its subcontractor(s)' employees.

          4.   Proceeds from any sale of waste paper, or other refuse materials.

          5. Fees paid to and charges made by nationally recognized, major credit card companies.

     E. All payments herein are to be in lawful money of the United States of America.

     F. Payments not received within ten (10) days from date due shall be assessed an additional one and one quarter percent (1.25 %) fee per month late charge until paid. In the event Contractor's past due account is forwarded by the Administration to the State of Maryland Central Collection Unit (CCU), the Contractor will be responsible to pay CCU's standard collection fees in addition to any amounts due to the Administration.

                                  ARTICLE VIII

                                   INSURANCE

     A. Contractor and/or its subcontractor(s) shall at its own cost and expense, take out and maintain primary liability insurance with a reputable insurance company authorized to conduct business in the State of Maryland.

     B: Contractor and/or its subcontractor(s), at its own cost and expense, sball take out and carry in effect, throughout the term of the Contract, a standard form policy, or policies, of insurance on an occurrence basis, for the foregoing stated liability, in the following types and amounts:

          1. Workers' Compensation Insurance as required by the laws of the State of Maryland, including Employer's Liability Coverage, and any applicable federal laws.

          2. Automobile Liability (1.) for buses with a combined single limit of not less than Five Million Dollars ($5,000,000) covering all owned, hired, and non-owned vehicles, as the result of any single occurrence, and (2.) for vans with a combined single limit of not less than One Million Dollars ($1,000,000) covering all owned, hired, and non-owned vehicles, as the result of any single occurrence.

          3. General Liability Insurance with combined single limit of not less than One Million Dollars ($1,000,000), to include but not be limited to, bodily injury and/or death, premises/operations, personal injury, independent contractors, broad form property damage and contractual insurance as a result of any single occurrence.

     C. Contractor agrees to furnish the Administration with certificates of insurance from a responsible insurance carrier(s) evidencing coverage of Contractor's and/or its subcontractor(s)' operations on the Airport and the period of the policies, and indicating the type, kind, and amount of insurance in effect. All policies shall identify the State of Maryland, the Maryland Department of Transportation, the Administration, its authorized officers, agents, employees and representatives as additional insureds, not named insureds. The Administration shall be provided with at least thirty (30) days advance notice, in writing, of cancellation or of any material change.

     D. Contractor shall furnish each certificate of insurance in duplicate to the Administration for approval within fifteen (15) days from the date of this Contract's Award, unless otherwise specifically authorized by Administration in writing.

          Certificate(s) shall be issued to:

                   Maryland Aviation Administration
                   Division of Commercial Management
                   Terminal Building
                   Post Office Box 8766
                   Baltimore/Washington International
                   Airport, Maryland 21240-0766

          Administration reserves the right to obtain relevant endorsements, declaration pages, and/or a complete copy of the insurance policy(s) from Contractor evidencing the coverage required herein, upon written demand.

     E. The failure of Administration, at any time or from time to time, to enforce the foregoing insurance provisions, shall not constitute a waiver of those provisions nor in any respect reduce the obligations of Contractor to defend and hold the Administration harmless with respect to any items of injury or damage covered by this Article.

                                   ARTICLE IX

                                OPERATING RIGHTS

     A. It is the intent of the Administration that it shall be able, at its sole option, to obtain full and free competition in soliciting proposals from other contractors in the event that the Administration chooses to award successor scheduled ground transportation contracts to this Contract.

     B. Therefore, if the Administration solicits competitive proposals for successor ground transportation contracts upon the termination or expiration of this Contract, and if the Contractor under this Contract does not obtain a subsequent follow-on ground transportation contract from the Administration, it agrees to: (1) the surrender of its PSC permit to operate the specified ground transportation services at the Airport as described in this Contract, and (2) not to oppose applications. for such PSC permits by the Administration or by any other Contractor(s), chosen by the Administration for such follow-on contracts.

     C. Contractor shall not be entitled to any payment or other compensation for: (1) the operating rights, (2) its agreement to surrender its PSC permit, or (3) its agreement not to oppose the applications of the other contractor(s) chosen by the Administration for the follow-on contract(s).

     D. Within ten (10) days after the date of Notice of Award of the Contract, Contractor shall submit to the Administration, for its prior written approval, its proposed request to the PSC as required by
          Article III.F., Paragraph 10., of this Contract or written evidence that such PSC authorization has already been received from the PSC. Contractor shall, during the term of this Contract, promptly seek prior written approval by the Administration for any application it intends to make to the PSC for any amendment to its permit authority, or for any additional authorities affecting its operations at the Airport, and provide copies to the Administration of any such amendments or additional permits.

                                   ARTICLE X

                               VEHICLE MAINTENANCE

     The Administration will not authorize vehicle maintenance activities (e.g., engine tune ups, tire changes, oil/oil filter changes) on the Airport or any other property owned or controlled by the Administration, except for any Administration-approved facility which provides such services to the general public. Administration will not provide and/or lease any existing maintenance facilities on the Airport for the maintenance or cleaning of Contractor's or its subcontractor(s)' vehicles or other equipment.

                                   ARTICLE XI

                                    UTILITIES

     The Administration, at its own cost, agrees to provide the Contractor and its subcontractors with sewerage and water and existing building electricity, heat, ventilation and air-conditioning in and to the Operating Premises assigned to Contractor in the Airport Terminal Building. Contractor will be responsible to pay all utility costs at the Greenbelt Terminal if it elects to utilize that facility. Any modifications to upgrade existing utilities beyond that existing when the Operating Premises are assigned to Contractor will be at Contractor's sole cost and expense, and subject to the Administration's prior written permit process approval. The Contractor shall provide and pay for its own telephone service within the Operating Premises.

                                   ARTICLE XII

                              CONTRACTS WITH GROUND
                          TRANSPORTATION SUBCONTRACTORS

     The consent of the Administration with respect to any ground transportation subcontractor shall, in part, be conditioned on the reasonable acceptability of the terms and provisions contained in the contracts with the subcontractors, a copy of which must be submitted to the Administration for its written approval prior to effective date. The Administration reserves the right to deny any subcontractor contract for any reason it deems in the best interest of the Airport.

     Contractor will be the primary point of contact in all matters pertaining to Contractor's subcontractors, which may arise in the conduct of the Contract. Subcontractors will be held to those same applicable standards and requirements as Contractor is held to under this Contract.

                                  ARTICLE XIII

                 DISADVANTAGED BUSINESS ENTERPRISE PARTICIPATION

     A.   It is the policy of the Administration that DBEs, as defined in 49 CFR
          Part 23, shall have the maximum opportunity to share in the benefits from the Airport concession opportunities. Furthermore, in accordance with Federal Regulations under 49 CFR Part 23, it is the Administration's obligation to ensure that DBE's have the opportunity to compete for available revenues at the Airport. A DBE is a business entity, whether a sole proprietorship, partnership, joint venture, or corporation of which at least fifty-one percent (51 %) of the interest is owned and controlled by a "socially and economically disadvantaged individual" as such term is defined in the Airport and Airways Safety and Capacity Expansion Act of 1987 and the regulations promulgated pursuant thereto at 49 CFR Part 23. DBES must meet the experience and economic guidelines set forth in 49 CFR Part 23 and be certified by the Maryland

          Department of Transportation (hereinafter referred to as "MDOT"). Individuals who are rebuttably presumed to be socially and economically disadvantaged include women, Black-Americans, Hispanic-Americans, Native Americans, Asian-Pacific Americans, and Asian-Indian Americans.

     B. In order to provide a fair opportunity for DBE participation, the Administration requires that Contractor make good faith efforts, as defined in Appendix A of 49 CFR Part 23, to provide for a level of DBE participation in this concession equal to or greater than fifteen percent (15 %) of concession gross revenues through an assignment of a portion of the required services to DBE ground transportation related service providers; or a combination of ownership options and the above assignment provision. In the event that the Contractor qualifies as a MDOT-certified DBE, the Contract goal shall be deemed to have been met.

     C. Selection of actual DBE ground transportation related service providers, if proposed as a method of achieving participation, shall be finalized after award to the Contractor. The Administration encourages, but does not require, DBE selection based on a separate request(s) for proposals to be issued by the Contractor or other competitive methodology.

     D. If the Contractor fails to achieve and maintain the level of MDOT certified DBE participation submitted in its proposal, Contractor will be required to provide documentation demonstrating that it made good faith efforts, as determined by the Administration, in its attempt to meet the required level of MDOT certified DBE participation. If Contractor fails to reflect a good faith effort to achieve and maintain the level of MDOT certified DBE participation submitted in its proposal throughout the term of the Contract, Administration may consider this as a material breach of the Contract and may terminate the Contract in accordance with the Article XVI.

                                   ARTICLE XIV

                                     FINES

     The Administration may elect to impose on the Contractor the fines described below on the basis of per violation; in addition to all other rights and remedies enumerated in this

Contract:

          Violation                          Article        Assessment
          ---------                          -------        ----------
          Violation of Hours of              III            $100.00 per incident
          Operation Requirement

          Violation of Number                III            $100.00 per incident
          of Trips Schedule

          Less than required                 VI             $100.00 per incident
          number of employees
          at ground transportation
          counter at all times

                                   ARTICLE XV

                             FINANCIAL LIABILITY OF
                          ADMINISTRATION AND CONTRACTOR

     The Administration and the Contractor and its subcontractors are not and shall not be considered as joint venturers, partners, or agents of each other, and none shall have the power to bind or obligate any other except as set forth in any contract agreed to by said parties. There shall be no liability on the part of the Administration to any person for any debts incurred by the Contractor or by any business conducted on or off the Airport in connection with the operations of the ground transportation concession at the Airport unless Administration agrees in writing to pay such debts.

                                   ARTICLE XVI

                  DEFAULT AND RIGHTS AND REMEDIES UPON DEFAULT

     A. The occurrence of any one or more of the following events shall be a default under this Contract:

          1. Contractor shall become insolvent, or shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its reorganization or the readjustment of its indebtedness under the Federal bankruptcy laws or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, or liquidator of all or substantially all of its property; or

          2. By order or decree of a court, Contractor shall be adjudged bankrupt or an order shall be made approving a petition filed by any of the creditors or, if Contractor is a corporation, by any of the stockholders of Contractor seeking its reorganization or the readjustment of its indebtedness under the Federal bankruptcy laws or under any law or statute of the United States or of any state thereof; or

          3. A petition under any part of the Federal bankruptcy laws or an action under any present or future insolvency law or statute shall be filed against Contractor and petition against the Contractor shall not be dismissed within thirty (30) days after the filing thereof; or

          4. The Contract or the rights and interest of Contractor hereunder be transferred to, pass to, or devolve upon, by operation of law or otherwise any other person, firm, or corporation; or

          5. There is any substantial change in the ownership or proprietorship of Contractor, which, in the opinion of the Administration, is not in the best interest of the Administration, or the public; or

          6. Contractor, if a corporation, shall, without the prior written consent of the Administration, become a non-surviving merged corporation in a merger, a constituent corporation in a consolidation, or a corporation in dissolution; or

          7. Contractor is, or Contractors collectively are doing business as, or constitute a co-partnership, and the said co-partnership shall be dissolved as the result of any act or omission of its co-partners or any of them or by operation of law or the order or decree of any court having jurisdiction, or for any other reason whatsoever; or

          8. By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee, or liquidator shall take possession or control of all or substantially all of the property of Contractor, and such possession or control shall continue in effect for a period of fifteen (15) days; or

          9. Any lien is filed against the Airport property because of any act or omission of Contractor and is not removed within ten (10) days; or

          10. Contractor shall abandon, desert, vacate, or discontinue performance of its operations and services required by the Contract; or

          11. Contractor shall assign, transfer, encumber or subcontract the Contract or any interest therein without the prior written approval of the Administration; or

          12. Contractor shall fail duly and punctually to pay the concession fee or to make any other payment required hereunder when due to the Administration; or

          13. Contractor shall fail to provide the quality of service to the public to the satisfaction of the Administration, as required herein, within ten (10) days after notice to correct the condition or practice objected to; or

          14. In the event that Contractor has leased space at the Airport, Contractor fails to make required repairs to the leased premises within fifteen (15) days after notice is received from the Administration. If Contractor refuses or neglects to undertake the maintenance, repairs, or replacements it is responsible for after request by the Administration; or if Administration is required to make any repairs necessitated by the negligent acts or omissions of Contractor, its employees, agents, servants, or licensees, Administration shall have the right, after fifteen

               (15) days written notice, to make such repairs on behalf of and for Contractor. Such work shall be paid for by Contractor within ten (10) days following demand by Administration for said payment at Administration's cost or standard rates plus fifty percent (50%) overhead; or

          15. There is a cessation or deterioration of service for a period which, in the judgement of the Administration, substantially and adversely affects the operation of the ground transportation service required hereunder; or

          16. The Contractor conducts business activities at the Airport which have not been approved in writing by the Administration and does not cease such activities within twenty-four (24) hours after notice by the Administration; or

          17. Contractor shall fail to keep, perform and observe each and every other promise, covenant, condition, and agreement set forth in the Contract on its part to be kept, performed or observed and does not cure such failure within ten (10) days after receipt of notice of non-compliance thereunder by the Administration, or, where fulfillment of its obligation requires activity over a period of time, shall fail to commence performance to the satisfaction of the Administration, within ten (10) days after receipt of notice, and to continue such performance without interruption; or

          18. There is a finding by the Administration that there was a material misstatement or omission made by the Contractor in its proposal dated November 7, 1994, which the Administration relied upon in making its award of the Contract.

     B. Upon the occurrence of any such event detailed in Item A. of this Article or at any time thereafter during the continuance thereof, the Administration may, at its option, exercise concurrently or successively any one or more of the following rights and remedies:

          1. Upon five (5) days notice, terminate the Contract and the rights of the Contractor hereunder;

          2. Without waiving any default, pay any sum required to be paid by the Contractor to parties other than the Administration and which Contractor has failed to pay, and perform any obligations required to be performed by the Contractor under this Contract, and any amounts so paid or expended by the Administration in fulfilling the obligations of the Contractor hereunder shall be repaid by the Contractor to the Administration on demand, at cost plus a fifty percent (50%) administration fee, with interest thereon at the rate of one and one quarter percent (1.25%) per month from the date of such payment or expenditure, without terminating the Contract;

          3. Bring suit for the collection of any payments required by the Contract for which Contractor may be in default or for the performance of any other covenant, promise, or agreement resulting upon Contractor for performance or damage therefor, all without terminating the Contract. In such case, Contractor shall be responsible to reimburse the Administration for any legal costs it incurs in enforcing this provision;

          4. Assess Contractor at the rate of one and one quarter percent (1.25 %) per month of any and all fees and amounts not paid to the Administration when due, until such fees or amounts are paid;

          5. Without prior demand or notice, assume operation of the ground transportation service at the Airport, either with or without the institution of summary or any other legal proceedings or otherwise and without diminishing, excusing or altering in any effect the obligations of Contractor under the Contract, in which case, subject to the Administration's obligation to mitigate damages, the amount or amounts of concession fees shall become due and payable to the Administration to the same extent, at the same time or in the same manner as if no cancellation, re-entry, regaining or resumption of services took place. The Administration may maintain separate actions each month to recover any money due or at its option and at any time, may sue to recover the full deficiency;

          6. The rights and remedies of the Administration provided under this Article shall not be exclusive and are in addition to any other rights and remedies which the Administration may have at law or in equity or under this Contract.

     C. No waiver by the Administration at any time of any of the terms, conditions, covenants or agreements herein shall be deemed or taken as a waiver at any time thereafter of the same or any other term, condition, covenant or agreement herein contained, nor of the strict and prompt performance thereof. No delay, failure or omission of the Administration to take or to exercise any right, power, privilege or option arising from any default, or subsequent acceptance of fees then or thereafter accrued, shall impair any such right, power, privilege or option, or be construed to be a waiver of any such default or relinquishment thereof, or acquiescence therein; and no notice by the Administration shall be required to restore or revive any option, right, power, remedy or privilege after waiver by the Administration of default in one or more instances.

     D. Contractor shall have the right to terminate this Contract in its entirety upon:

          1. Forty-five (45) days prior written notice to the Administration of Contractor's intent to terminate, including the cause thereof; and

          2. Payment in full of all obligations to the Administration arising hereunder through the date of termination; and

          3. The occurrence of one or more of the following events provided any said events shall result in material adverse impact on Contractor's normal business operations or substantial diminution of Contractor's gross revenues from ground transportation operation, continuing for a period in excess of sixty (60) days:

               a. The destruction of all or a material portion of the Airport facilities;

               b. The occupation of the Airport or a substantial part thereof by an agency or instrumentality of the United States Government or State or local government;

               c. A military mobilization or public emergency wherein there is a curtailment, either by executive decree or legislative action, of normal civilian traffic at the Airport or the use of motor vehicles or air transportation by the general public; or a substantial limitation of the supply of automobiles or gasoline for general public use.

                                  ARTICLE XVII

                               REMEDIES CUMULATIVE

     All rights and remedies provided in this Contract shall be deemed cumulative and additional and not in lieu of or exclusive of each other or of any remedy available to the Administration at law or in equity.

                                  ARTICLE XVIII

                               CONDUCT OF BUSINESS

     The Contractor shall have the right to use public Airport facilities in common with others authorized to do so, which right shall be exercised in accordance with the laws of the United States of America and the State of Maryland, the rules and regulations promulgated by their authority with reference to aviation and air navigation, and all reasonable and applicable rules and regulations of Baltimore/Washington International Airport.

                                   ARTICLE XIX

                              PERFORMANCE GUARANTEE

     A. The Contractor shall be required to execute and deliver to the Administration within fifteen (15) calendar days after receipt of notification of award of the Contract, a performance guarantee in the amount of Twenty Thousand Dollars ($20,000.00). The Contractor shall maintain such performance guarantee for the entire term of the Contract, to include any extension thereto. The amount of the said performance guarantee shall be subject to adjustment at the end of each Contract Year of the term; that is, the amount of the performance guarantee shall be adjusted each year to an amount equal to approximately fifty percent (50%) of the payments made by the Contractor to the Administration for the previous Contract Year.

     B. If in the form of a surety bond, the performance guarantee may be issued for a one (1) year period, provided, however, that evidence of renewal or replacement of the said bond must be submitted annually by the Contractor to the Administration at least sixty (60) days prior to the expiration date of the bond. The surety bond shall contain language that the surety company shall notify the Administration in writing within fifteen (15) days of a determination that the surety bond is to be terminated, or is not going to be renewed. The Contractor shall maintain a performance guarantee in one of the forms provided for in Paragraph D. below. One form of performance guarantee may be substituted for another form of performance guarantee during the Contract term at the option of the Contractor, provided there shall not be any lapse of performance guarantee throughout the complete term of the Contract.

     C. The performance guarantee assures performance of the Contract by the Contractor and payment to Administration of all payments due under the Contract. The performance guarantee shall be subject to. claim in full or in part by the Administration in the event of default by the Contractor for failure to fully perform the Contract.

     D. The performance guarantee, at the option of the Contractor, may be in the form of: (1) an irrevocable letter of credit from a bank acceptable to the Administration (2) a certified check; (3) a cashier's check; or (4) in the form of a surety bond, executed by the Contractor and by a surety meeting the qualifications set forth in Article "XX" hereof.

     E. Any interest accrued on the performance guarantee will be retained by the Administration.

     F. In the event that the Contractor fails to provide the performance guarantee for Contract Year 1 as provided herein, within fifteen (15) days after receipt of notification of award of the Contract, the Contract may not be executed by the Administration.

                                   ARTICLE XX

                              SURETY QUALIFICATIONS

     The surety, or sureties, upon the required performance bond shall be a corporate surety, or sureties, duly authorized to do business in the State of Maryland. Bonding companies whose names appear on the United States Treasury Department's listing of Accepted Sureties on Federal Bonds need not submit with the bond any proof of their being so authorized by the Maryland Insurance Commissioner. Any company which is not on the U.S. Treasury Department's current list and which is selected to become a surety upon such performance bond must submit with the bond, at the time it is tendered to the Administration, a certificate by the Maryland Insurance Commissioner, bearing date not more than five (5) days prior to the date of the bond so tendered, and to the effect that the company is authorized to do business in the State of Maryland. To ensure compliance with the Administration's requirements in this connection, the agent or attorney executing the bond for the bonding company will, whether the company is or is not on the Treasury Department's approved list, attach to the bond its power of attorney or other appropriate proof of authority to execute the bond.

                                   ARTICLE XXI

                               SMOKING REGULATION

     Smoking or carrying any lighted tobacco product in the main terminal building at the Airport is prohibited except for bars or cocktail lounges where alcoholic beverages are dispensed, airline or Airport clubs, or other tenant areas not accessible to the public. An area in which smoking or carrying lighted tobacco products is permitted shall be prominently marked.

                                  ARTICLE XXII

                     AUTOMATED VEHICLE IDENTIFICATION SYSTEM

     The Administration may elect at any time during the Contract term to require that an automated vehicle identification (AVI) system be installed in each of Contractor's and its subcontractor(s)' vehicles used in the service. The purpose of the AVI system is to monitor Contractor's activities and determine if Contractor is operating on the required schedule. In the event a decision is made to require installation, the Administration shall, at its cost and expense, purchase, install and de-install the AVI system for the Airport. The Contractor shall be responsible for installing transponders/tags in each vehicle at Contractor's expense. Contractor shall complete such installation by a date set by the Administration. The Contractor shall at its own cost and expense repair and/or replace any transponders/tags damaged, destroyed or lost by Contractor, its agents, servants, employees and subcontractors. Upon termination of the Contract, Contractor shall return the transponders/tags to the Administration in as good condition as upon installation, the usual wear and tear excepted.

                                  ARTICLE XXIII

                                   DEFINITIONS

     As use d herein, each of the following words and expressions shall have the following meaning:

     1. door-to-door service means shared-ride pick-up and delivery to and from an individual's home or other requested point and BWI Airport with pick-up and delivery of the individual limited to the curb (i.e., drivers are not required to assist individual's from their door to the vehicle or vice versa, but are required to assist passengers together with their luggage into or out of the vehicle).

     2. scheduled service means operating on a fixed schedule at designated time intervals (e.g. every 30, 60, or 120 minutes) upon ticket purchase from BWI Airport.

     3.   on demand service means a vehicle is dispatched upon request.

     4. shared-ride means multiple parties travelling in one vehicle who are not necessarily travelling companions or destined to the same location.

                                  ARTICLE XXIV

                               GENERAL PROVISIONS

     This Contract is subject to the attachment entitled "Lease and/or Concession Agreements - General Provisions," which is attached hereto and is made a part hereof. In the event of a conflict between the Special Provisions in the Contract and the attachment entitled "Lease and/or Concession Agreements - General Provisions," the Special Provisions shall govern.

                                   ARTICLE XXV

                              CONTINGENT APPROVALS

     It is agreed and understood by all parties hereto that the execution of this Contract and its effectiveness is contingent upon approval by the Secretary of Transportation and the Board of Public Works of Maryland and this Contract shall be considered to bind the parties hereto in accordance with the Constitution and laws of the State of Maryland and of the United States of America.

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the date first above written.


ATIEST:                                        SUPERSHUITLE, INC.


/s/ VALERIE GENE DAWSON                        BY: /s/ MARK L. JOSEPH    (SEAL)
----------------------------                       ----------------------------
                                                   Mark L. Joseph, President
                                                            (TITLE)

                                               FEDERAL I.D. NO. 52-1827429


WITNESS:                                       MARYLAND AVIATION ADMINISTRATION

/s/ DORIS W. SEIFERT                           BY: /s/ THEODORE E. MATHISON
---------------------------                        -----------------------------
                                                   Theodore E. Mathison
                                                    Acting Executive Director



APPROVED AS TO FORM
AND LEGAL SUFFICIENCY:


BY: /s/ JANICE G. SALZMAN
    -------------------------
    Janice G. Salzman
    Assistant Attorney General


CONTRACT NO. MAA-LC-95-020

                          BALTIMORE CITY SERVICE AREA

                                                                     Exhibit "A"
                                                                 MAA- LC -95-020

BALTIMORE CITY

EAST: BROADWAY TO NORTH AVENUE TO ST. PAUL STREET TO CHARLES STREET TO BALTIMORE COUNTY LINE; NORTH: BALTIMORE COUNTY LINE; WEST: GREENSPRING AVENUE TO MONROE STREET; AND SOUTH: I-95.


                            [GRAPHIC OMITTED - MAP]

                             ANNAPOLIS SERVICE AREA
                                                                     Exhibit "B"
                                                                 MAA- LC -95-020


                            [GRAPHIC OMITTED - MAP]


ANNAPOLIS AREA

EAST TO RT 2 AND RT 50 TO BAY: NORTH TO DORSEY ROAD: WEST PRINCE GEORGE'S/HOWARD COUNTY LINE; AND SOUTH TO CENTRAL AVENUE.

                         BALTIMORE COUNTY SERVICE AREA

                                                                     Exhibit "C"
                                                                 MAA- LC -95-020


                            [GRAPHIC OMITTED - MAP]


BALTIMORE COUNTY

EAST: HARFORD ROAD & HARFORD COUNTY LINE; NORTH: PA BORDER; WEST: CARROLL COUNTY/HOWARD COUNTY LINES; AND SOUTH: I-95.

               MONTGOMERY & PRINCE GEORGE'S COUNTIES SERVICE AREA

                                                                     Exhibit "D"
                                                                  MAA- LC -95-20


                            [GRAPHIC OMITTED - MAP]


PRINCE GEORGE'S/MONTGOMERY COUNTIES

EAST TO ANNE ARUNDEL & HOWARD COUNTIES LINES: NORTH FROM RT 97 TO RT 355 TO RT 27 TO RT 118 TO RT 112; WEST POTOMAC RIVER; AND SOUTH TO CHARLES COUNTY LINE.

                         WASHINGTON, D.C. SERVICE AREA


                                                                     Exhibit "E"
                                                                 MAA- LC -95-020


                            [GRAPHIC OMITTED - MAP]


WASHINGTON, D.C.

ALL WITHIN LIMITS, AS MARKED.

                         [GRAPHIC OMITTED - FLOOR PLAN]

                  135 Sq. Ft. of air-conditioned office space


                                                     CENTER TERMINAL Lower Level

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]    NOTE: This exhibit depicts     [LOGO] BWI
   LOCATION          only square footage of                BALTIMORE/WASHINGTON
                     leased area and is                    INTERNATIONAL AIRPORT
                     not intended to address
                     construction details                        EXHIBIT "F"
                                                               MAA- LC -95-020
                                                                 Office Space

--------------------------------------------------------------------------------

                                                                     Exhibit "E"
                                                                 MAA-LC; -95-020


                         [GRAPHIC OMITTED - FLOOR PLAN]

                  177 Sq. Ft. of air-conditioned counter space


                                                     CENTER TERMINAL Lower Level

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]    NOTE: This exhibit depicts     [LOGO] BWI
   LOCATION          only square footage of                BALTIMORE/WASHINGTON
                     leased area and is                    INTERNATIONAL AIRPORT
                     not intended to address
                     construction details                     EXHIBIT "G"
                                                            MAA- LC -95-020
                                                      Ground Transportation Desk

--------------------------------------------------------------------------------

                                                                     Exhibit "E"
                                                                 MAA- LC -95-020


                     GROUND TRANSPORTATION ACTIVITY REPORT
                   Baltimore/Washington International Airport


Company Name ___________________________________________________________________

Contract No. _____________________________________ Report Month ________________


Complete Section I OR Section II as appropriate
--------------------------------------------------------------------------------

SECTION I - Complete for % of gross revenue computation

                                                          $
                                                           ---------------------
Total Gross Revenues
 (for operation at BWI)

Concession Rate                                                    X  %
                                                           ---------------------
Concession Fee
                                                           ---------------------
Less 1/12 minimum annual guarantee
                          (if any)
                                                           ---------------------

                        AMOUNT DUE                        $
                                                           =====================

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

SECTION II -- Complete for flat rate computation

________________ X _________________        =
# Outbound Trips   Flat Fee per Trip                       ---------------------

Less 1/12 minimum annual guarantee
                          (if any)                         ---------------------


                        AMOUNT DUE                        $
                                                           =====================

--------------------------------------------------------------------------------

I certify that this is a true and accurate statement of gross revenue in accordance with the terms of the lease and concession agreement.

                       (   )
--------------------   -------------------     ------------------     ----------
    Signature                 Phone                  Title               Date


1.   Submit report in duplicate by 15th of month following report month.

2.   Make check payable and remit to:

                    Maryland State Aviation Administration
                    P.O. Box 8766
                    Baltimore/Washington Int'l Airport, MD 21240

                                                              SAA-15 [ILLEGIBLE]
                                                               8/83

                                  INSTRUCTIONS

                               CONTRACT AFFIDAVIT


1. Please complete aLl blank spaces on this Affidavit. If the document is received incomplete, it will be returned to your Company for proper execution.

2. On Page 1, at the top left margin, please complete the State and County portion of the Affidavit using your Company's State and County location.

3. Please note that the resident agent referred to in Section 2 must reside in the State of Maryland.

4.   Indicate "N/A" in any space which is "non-applicable" to your Company.

5. If you have any questions or require any assistance concerning corporation registration (Section 2) when completing this Affidavit, please contact the Maryland Department of Assessments and Taxation, Charter Division at (410) 225-1340, and if you have any other questions relating to this Contract Affidavit please call the Maryland State Aviation Administration at (410) 859-7002.